Date: March 20, 2012
Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com

Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY NATURAL GAS FILES WITH THE BOARD OF PUBLIC UTILITIES TO IMPLEMENT “SAFE” PROGRAM
Five-Year Capital Investment Program to Replace Aged and High Risk Infrastructure

WALL, N.J. - New Jersey Natural Gas (NJNG) today filed a petition with the New Jersey Board of Public Utilities (BPU) seeking to implement a Safety Acceleration and Facility Enhancement (SAFE) program to replace certain portions of its existing infrastructure that is aged and presents the highest safety risk. This $204 million capital investment program will help replace the cast iron and unprotected steel distribution lines, along with all associated services and meters, in NJNG's delivery system by approximately 343 miles, or 60 percent, over five years.

“Ensuring safe, reliable service for our customers and the communities we serve is the most important thing we do” said Laurence M. Downes, chairman and CEO of New Jersey Natural Gas. “With the SAFE program, we are looking to upgrade our older and more susceptible infrastructure to ensure the integrity of our system and best serve our customers. We also believe that by leveraging our investment, we can help New Jersey's economy continue to grow.”

Approximately 570 miles of NJNG's infrastructure have been identified as being at least 45 years old. These cast iron and unprotected steel mains and services, the most commonly used in the industry prior to 1970, are more susceptible to corrosion and leaks, and account for over 95 percent of all leaks found on the system, excluding third-party damage. NJNG has been routinely addressing the replacement of these facilities through its annual capital construction plan but is seeking approval to expedite that work. The accelerated replacement of this aged main is consistent with the state's Energy Master Plan and its emphasis on investment in natural gas infrastructure as a pathway to lower energy costs and enhance energy security.

Pending approval, NJNG will annually prepare a list of specific projects in its service territory for the BPU and Rate Counsel, with the first year's submission to be provided within 45 days from the approved date. NJNG will file proposed work schedules each subsequent June for as long as the program is in effect. The utility is requesting that construction work commence on or after the effective date of the Board Order for this program and be authorized for five years from that date.

There is no impact on customer rates currently or immediately upon BPU approval. NJNG will seek to recover the costs associated with the SAFE program through the same method currently in place for its Accelerated Infrastructure Program (AIP). The company will submit a cost recovery filing to the BPU in June each year the program is in effect seeking approval to adjust its base rates the following October. It is anticipated that the annual average rate impact associated with the SAFE program will be an increase of approximately $8.44, or 0.7 percent for the typical residential heating customer using 1,000 therms a year, over the life of the program.

The SAFE program also has the potential to have a significant impact on New Jersey's economy. It is anticipated that the work generated by these upgrade projects will create approximately 120 full-time jobs. Additionally, according to a study conducted by the Rutgers University Bloustein School of Planning and Public Policy, for every million dollars spent on infrastructure construction projects by NJNG, 10.2 jobs are created. Utilizing this formula, it is projected that the SAFE program could create 2078 direct and indirect jobs, as well as $156 million in gross state product.

New Jersey Natural Gas is the principal subsidiary of New Jersey Resources, a Fortune 1000 company, that provides safe and reliable natural gas and renewable energy services, including transportation, distribution and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With $3 billion in annual revenues, NJR safely and reliably operates and maintains 6,800 miles of natural gas transportation and distribution infrastructure to serve nearly half a million customers; develops and manages a diverse portfolio of 3.2 Bcf/day of firm transportation and over 62 Bcf of firm storage capacity; offers low carbon, clean energy solutions through its commercial and residential solar programs and provides appliance installation, repair and contract service to nearly 130,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njresources.com.

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